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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 12, 2004, in the Registration Statement (Form S-1/A) and related Prospectus of Per-Se Technologies, Inc. for the registration of $125,000,000 of 3.25% convertible subordinated debentures due 2024 and shares of its common stock.

Our audits also included the financial statement schedule of Per-Se Technologies, Inc. listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                           /s/ Ernst & Young LLP


Atlanta, Georgia
November 18, 2004